EXHIBIT 99.1

City National Corp. Updates Preferred Dividend Record Date

LOS ANGELES, Jan. 28, 2013 (GLOBE NEWSWIRE) -- City National Corporation (NYSE:CYN), the parent company of wholly owned City National Bank, today announced that the record date for the regular quarterly cash dividend of $13.75 per share on the 5.50 percent non-cumulative perpetual preferred stock, Series C, (equivalent to $0.34375 per related depositary share) will be February 7, 2013, rather than January 29, 2013 as previously announced. The preferred dividend payment date remains unchanged and is payable on February 13, 2013 to shareholders of record on February 7, 2013.

About City National

City National Bank is the wholly owned subsidiary of City National Corporation. It is backed by $28.6 billion in total assets, and provides banking, investment and trust services through 78 offices, including 16 full-service regional centers, in Southern California, the San Francisco Bay Area, Nevada, New York City, Nashville and Atlanta. The company and its investment affiliates manage or administer $56.7 billion in client investment assets, including $38.2 billion under direct management.

For more information about City National, visit the company's Website at cnb.com.

The City National Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3142

CONTACT: Financial/Investors:
         Christopher J. Carey, City National, 310.888.6777
         Chris.Carey@cnb.com

         Media:
         Cary Walker, City National Corporation, 213.673.7615
         Cary.Walker@cnb.com